Exhibit 4.2
FOURTH AMENDMENT
TO
THE NATIONAL CITY CREDIT CARD MASTER TRUST
POOLING AND SERVICING AGREEMENT
          THIS FOURTH AMENDMENT TO THE NATIONAL CITY CREDIT CARD MASTER TRUST POOLING AND SERVICING AGREEMENT, dated as of July 1, 2009 (this “Amendment”) is by and between NATIONAL CITY BANK, a national banking association, as Seller and Servicer, and BNY MELLON TRUST OF DELAWARE (formerly known as BNYM (Delaware) and The Bank of New York (Delaware)), a Delaware banking corporation (“BNYM DE”), as Trustee.
          WHEREAS the Seller and Servicer and The Bank of New York, a New York banking corporation, as trustee (in such capacity, the “Prior Trustee”) of the National City Credit Card Master Trust (the “Trust”) have executed that certain Pooling and Servicing Agreement, dated as of June 1, 1995, as amended and restated as of July 1, 2000 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Pooling and Servicing Agreement”);
          WHEREAS the Seller and Servicer, the Prior Trustee and BNYM DE have executed an Agreement of Resignation, Appointment and Acceptance of Trustee, dated as of August 3, 2005, pursuant to which the Prior Trustee resigned and was discharged as trustee of the Trust, and BNYM DE was appointed as successor trustee of the Trust (in such capacity, the “Trustee”) and accepted such appointment, thereby becoming fully vested with all rights, powers and duties and obligations of the Prior Trustee; and
          WHEREAS the Seller and Servicer and the Trustee wish to amend the Pooling and Servicing Agreement as provided herein.
          NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Pooling and Servicing Agreement as follows:
          SECTION 1. Amendments of Section 1.01.
     (a) Section 1.01 of the Pooling and Servicing Agreement is hereby amended by deleting the definition of Principal Receivable and replacing it with the following:
     “Principal Receivable” shall mean all amounts charged by Obligors for merchandise and services and cash advances and access charges, but shall not include Defaulted Receivables or Discount Option Receivables. In calculating the aggregate amount of Principal Receivables on any day, the amount of Principal Receivables shall be reduced by the aggregate amount of credit balances in the Accounts on such day. Any Receivables which the Seller is unable to transfer as provided in Section 2.10 shall not be included in calculating the aggregate amount of Principal Receivables, except to the extent so provided in Section 2.10.
     SECTION 2. Effectiveness. The amendments provided for by this Amendment shall become effective upon receipt by the Trustee of the following:
          (a) Notification in writing from each Rating Agency to the effect that the terms of this Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class of Investor Certificates to which it is a Rating Agency.
          (b) An Officer’s Certificate from the Seller delivered to the Trustee to the effect that the Seller reasonably believes the terms of this Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder and an Opinion of Counsel as provided under Section 13.02 of the Pooling and Servicing Agreement.
          (c) Counterparts of this Amendment, duly executed by the parties hereto.
          SECTION 3. Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.
          SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.
          SECTION 5. Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Amendment shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Amendment involves at least $100,000.00, and (b) that this Amendment has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. For the avoidance of doubt, the parties hereto agree that each of the previous amendments to the Pooling and Servicing Agreement since July 1, 2000 are governed by and construed in accordance with the laws of the State of Delaware.
          SECTION 6. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement. All Section or subsection references herein shall mean Sections or subsections of the Pooling and Servicing Agreement, except as otherwise provided herein.
[Signature Page Follows.]

          IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

NATIONAL CITY BANK, as Seller and Servicer
By:	/s/ Russell A. Cronin, Jr.
	Name:	Russell A. Cronin, Jr.
	Title:	Senior Vice President

BNY MELLON TRUST OF DELAWARE, as Trustee
By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President